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                                                                  Exhibit 99.294

                                                                  March 13, 1997


Mr. Steve McMenamin, VP
Edison International
2244 Walnut Grove
Rosemead, California  91770


Dear Steve:

I have checked into many of the concerns you expressed at our meeting. I relied some on the Perot Systems staff to ensure that my thoughts coincided with reality. I also read the roughly 2000 pages of CPUC/CEC information on the ISO, PX and other restructuring matters. I intended to provide you this information prior to a meeting with you on March 19th. Because I have learned that I will not be at the meeting, I am providing the information now. Given your time schedule, I will attempt to keep it short and to the point.

From my understanding, your fears are well-founded. Many of the issues I have recognized have been noted by others previously but the focus reverted to the generators and the implication for the UDC were bypassed. Further, it appears that contradictory facts associated with ISO and PX impacts on the UDC have been bypassed.(1) I will only present that subset most generic and immediately relevant to you.

PROBLEMS:

First, revenue quality meters on the generation-side combined with detailed calculations of the transmission system cannot determine what energy was delivered to you at a given time even after AMR analysis. The data and models can generate an answer, but it is only one of many possible answers that are quite sensitive to relatively minor variations of your and surrounding UDC loads. Most importantly each moment of time is associated with a different sets of energy and prices based on the day-ahead, hour-ahead and real-time markets. Given the experience with price fluctuation in relatively stable US gas as well as overseas electric markets, the revenue impacts could be significant. A simple model can show the phenomena and Perot Systems staff can

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(1) As I read the AB-1890 documents it seemed to me there was a giant loop hole for you. What if you really only became a wire company with only unbundled rates for wires and billing services? You "sell" or form an agreement with a marketer/broker to act as a supplier of last resort to serve your customers... but they also receive all your customers, subject to retail market dynamics form other brokers/marketers. You no longer have responsibility for the final "rate." You only have the unbundled rates associated with the transition costs of the generator, your "wire-use" rate and your billing-service rate. It would seem that you are then totally free from the uncertainty and "losses" of the market place and ISO/PX operations.

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perform a detailed analysis to verify the "test-of-concept" I would provide. We can also show the benefits of UDC metering at the UDC/transmission interconnect as well as the accounting needed to resolve the now certain (but justified) conflict of cost allocation between generator and UDC.

Further, I note that you can over-demand on one market (e.g. day-ahead) and resell it on another (primarily, the real-time spot) market. To compensate for market fluctuations, the UDC may need to play both sides of the PX market. Again, it is relatively simple to model this phenomena, but it requires additional features to be added to the initial model above that would show the metering issue. Additionally, the law does not clearly prevent interaction with a third party on the transfer of your rights of the PX energy to them. This can be used as a de facto hedging mechanism for both you and the third (IPP broker) party.

Although the CPUC or the Governing Board for the ISO/PX can change rules/policies as needed to overcome "problems," these will occur only after a problem has become untenable (after the damage is done). Further, the new rules will necessarily multiply as problems become recognized and interfere with previous rules. This approach to "Problem solving" implies delayed response to problem recognition and resolution, an eclectic collection of rules that need to be completely revised periodically, and financial risk for all participants. These dynamics can be simulated in a model and results would strongly indicate the need for the UDC to maintain significant cash to tolerate problems during the resolution period. In addition, it would become clear that an accounting mechanism in the ISO/PX structure could act as the financial buffer that makes the inevitable limitations of the early phases of the ISO/PX survivable.

Early analysis of the ISO/PX system in California corroborates our research that show a strong ability for generators to game the system to extract excess profits and increase prices. These costs get passed on to a UDC that is currently required to provide significantly reduced rates to residential and commercial customers -- while trying to hold the market for industrial customers. While this phenomena can be easily simulated, the secondary aspect of the simulation may be more interesting. Although the currently written law stipulates rate reductions, the unbundling process makes some aspects of the rate making ambiguous and fluid. (See footnote 1.) Further, the concept of reevaluated transition costs also provides some mechanism to pass on involuntary (uncontrollable) costs. The resolution of any rate adjustment requires complete justification and, therefore, a certain delay in recovery with an uncertain level of recovery. To ensure financial solvency during the time issues are being resolved, the requirement of a regulatory financial accounting mechanism can be determined.

SOLUTIONS:

A model (Model-A) and documentation to clearly show the impacts of not having instantaneous and accurate load data on UDC costs and revenues can be provided with one person-week of effort or $10,000 plus any travel expenses. This model would basically be a small Linear Programming (non-systems thinking) tool that could simulate hour-to-hour uncertainty issues easily. The results from the analysis could act as the basis for a more detailed and real-data analysis (by possible Perot Systems).



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The variation on Model-A to show the impact of alternative bidding strategies and the overbooking of demand bids (with resale on the spot market) could be delineated within another person-week. As a later effort, an uncertainty/confidence package (HYPERSENS - noted in Appendix) could be used to determine the portfolio of bids that maximize utility profits on average.(2)

A second model (Model-B) based on the "systems thinking" approach could simulate the occurrence of ISO/PX problems, their untimely resolution, and the financial loss to the UDC in the process. This model could indicate the accounting/financial mechanism needed to protect the UDC from the ambiguities and uncertainty of the early market. It would also quantify the scope and success probability of any mechanism as a function of the regulatory delay/threshold. Two person-weeks are needed for model development, analysis and documentation. (As a later project, the model could be expanded to include detailed representation of the UDC and associated utility system structures such that it became an accurate forecasting/planning tool.)

A larger list of concrete examples where problems may occur could be developed in five more person days ($10,000) assuming the assistance of Perot Systems staff who have studied the ISO/PX rules/dynamics. (Their costs are included in this estimate.) This list may include over one-hundred detailed facets where problems may be significant. Model-A and Model-B should be able to clarify and delineate many of the issues raised. The cost of this modeling exercise would depend on the number of problems you would like addressed and documented. Typically 10 to 20 issues can be simulated and documented per person-week. The actual relationship of issues to time would depend on the problem addressed.

I hope this succinctly responds to your request. Please contact me with with any questions or concerns.

Sincerely,



George Backus
President




encl: Resume, HYPESENS, Company Products/Background




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(2)   Because the PX has a stochastic nature similar to that of the NY stock exchange, the profits are probabilistic and the game is to win more than is lost based on the measured variability in the market. Many techniques are available to play this game. For all methods, a big win is improbable but market losses can be effectively avoided under all circumstances.

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                                   Appendix 1:

                             Resume of George Backus

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                                   Appendix 2:

                         Company Background and Products

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                                   Appendix 3:

                    HYPERSENS Uncertainty/Confidence Package